Exhibit 10.2

PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

between

535 GRAND AVENUE, LLC

as Seller

and

CHESAPEAKE LODGING L.P.

as Purchaser

Hilton Checkers – Land

i

VII. REPRESENTATIONS AND WARRANTIES	20
7.1 By Purchaser	20
7.1.1 Organization and Standing	20
7.1.2 Due Authorization	20
7.1.3 Lack of Conflict	21
7.1.4 Solvency/Bankruptcy	21
7.2 By Seller	21
7.2.1 Organization and Standing	21
7.2.2 Due Authorization	21
7.2.3 Lack of Conflict	21
7.2.4 Non-Foreign Seller	21
7.2.5 Solvency/Bankruptcy	22
7.2.6 Ground Lease	22
7.2.7 Condemnation Proceedings	22

VIII. CONDITIONS PRECEDENT TO CLOSE OF ESCROW	22
8.1 Conditions to Seller’s Obligations	22
8.2 Conditions to Purchaser’s Obligations	23
8.3 Failure of Conditions to Close of Escrow	23

IX. LIQUIDATED DAMAGES	24
9.1 Default by Purchaser	24
9.2 Default by Seller	24

X. BROKERS	25

XI. NOTICES	26

XII. MISCELLANEOUS	27
12.1 Governing Law	27
12.2 Professional Fees and Costs	27
12.3 Exhibits and Schedules a Part of This Agreement	27
12.4 Executed Counterparts	27
12.5 Assignment	27
12.6 IRS - Form 1099-S	28
12.7 Successors and Assigns	28
12.8 Time is of the Essence	28
12.9 Entire Agreement	28
12.10 Further Assurances	28
12.11 Waiver	29
12.12 Headings	29
12.13 Risk of Loss.	29
12.13.1 Risk of Loss	29
12.13.2 Material Loss	29
12.13.3 Nonmaterial Loss	30
12.13.4 Eminent Domain	30

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12.14 Construction of Agreement	30
12.15 Tax Deferred Exchange	31
12.16 No Public Disclosure	32
12.17 Covenants, Representations and Warranties	32
12.18 Confidentiality	32
12.19 Limitation on Liability	33
12.20 No Third-Party Beneficiaries	34
12.21 Facsimile Signatures	34
12.22 Exclusivity	34

XIII. EXECUTION	35

iii

PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

This PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (the “Agreement”) is dated this          day of April, 2010, and is made by and between 535 GRAND AVENUE, LLC, a Delaware limited liability company (“Seller”), and CHESAPEAKE LODGING L.P., a Delaware limited partnership (“Purchaser”).

RECITALS

A.        Seller is the owner of certain land located in the City of Los Angeles, County of Los Angeles, State of California, more specifically located at and commonly known as 535 South Grand Avenue, Los Angeles, California 90071 on which are constructed certain improvements in, by, and through which is operated a hotel and hospitality business under the name “Hilton Checkers.”

B.        Subject to the terms and conditions hereof, Seller desires to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser desires to acquire from Seller, all of Seller’s right, title and interest in and to the Land and the Land Rights (as each term is defined hereinbelow), together with all rights, benefits, privileges and appurtenances pertaining thereto, for such consideration as is hereinafter set forth.

AGREEMENT

NOW, THEREFORE, for valuable consideration, including the promises, covenants, representations and warranties hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally and equitably bound, agree as follows.

I.

DEFINITIONS

As used in this Agreement, the following terms have the meanings ascribed to them in this Article I:

“Additional Deposit.” As set forth in Section 2.2.1 hereof.

“Casualty.” As set forth in Section 12.13.1 hereof.

“Casualty Notice.” As set forth in Section 12.13 hereof.

“Casualty Renovation Cost.” As set forth in Section 12.13 hereof.

“Close of Escrow.” As set forth in Section 5.1 hereof.

“Closing Date.” As set forth in Section 5.1 hereof.

“Cooperating Party.”  As set forth in Section 12.15 hereof.

“Deed.”  As set forth in Section 5.2(a) hereof.

“Due Diligence Period.”  As set forth in Section 4.3 hereof.

“Earnest Money Deposit.”  The Initial Deposit, the Additional Deposit, and all interest accrued thereon.

“Environmental Damages.”  As set forth in Section 4.5(g) hereof.

“Environmental Requirements.”  As set forth in Section 4.5(h) hereof.

“Escrow.”  As set forth in Section 3.1 hereof.

“Escrow Holder.”  Lawyers Title Insurance Corporation, Attention: Michele Y. Mesh, 4100 Newport Place Dr., Suite 120, Newport Beach, CA 92660, Telephone No. (949) 724-3141, Telecopier No. (714) 459-7217, E-mail address: mmesh@ltic.com.

“Exchangor.”  As set forth in Section 12.15 hereof.

“Excluded Documents.”    All (a) financial statements and information, internal memoranda, correspondence, analyses, documents or reports prepared by or for Seller or any affiliate of Seller in connection with this Agreement or otherwise, including, without limitation, tax returns or financial statements of Seller for or in connection with its ownership or operation of the Land (exclusive of Seller’s rental log, which shall be provided to Purchaser), (b) communications between Seller or any affiliate and its attorneys or other agents or representatives, (c) appraisals, assessments or other valuations of the Land in the possession of Seller, and (d) any confidential or proprietary information of Tarsadia Hotels in Seller’s possession, in each case however embodied.

“Good Funds.”  A deposit of cash, cashier’s check, certified funds, or confirmed wire transfer of funds.

“Ground Lease.”  That certain Ground Lease dated December 31, 2005, between Seller, as the “Landlord”, and Kalpana, LLC, as the “Tenant” for and with respect to the Land.

“Hazardous Materials.”  As set forth in Section 4.5(i) hereof.

“Hotel.”  The hotel business operated and conducted on the Real Property commonly known as the Hilton Checkers, 535 South Grand Avenue, Los Angeles, California 90071.

“Improvements.”  The buildings, structures, and other permanent improvements located on the Land, including, without limitation, electrical distribution systems, HVAC systems, walkways, driveways, parking lots, recreational facilities, plumbing, swimming pool, lighting, and mechanical equipment and fixtures installed thereon, and all rights, benefits and privileges appurtenant thereto.

“Initial Deposit.”  As set forth in Section 2.2.1 hereof.

“Intermediary.”  As set forth in Section 12.15 hereof.

“Land.”  The land more particularly described on Exhibit “A” attached hereto and upon which the Improvements are located

“Land Rights.”    All easements, rights-of-way, strips, zones, licenses, transferable hereditaments, privileges, tenements and appurtenants belonging to the Land, and any right or interest in any open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores and rights-of-way in, across, in front of, contiguous to, abutting or adjoining the Land, and other rights and benefits running with the Land and/or the owner of the Land.

“Leasehold Estate.”  The “Tenant’s” interest in and to the Land under the Ground Lease.

“Liabilities.”  As set forth in Section 12.15 hereof.

“Non-Foreign Affidavit.”  As set forth in Section 5.2(e) hereof.

“Notices.”  As set forth in Article XI hereof.

“Opening of Escrow.”  As set forth in Section 3.1 hereof.

“Permits.”  As set forth in Section 4.5(a) hereof.

“Permitted Exceptions.”  As set forth in Section 4.2 hereof.

“Proprietary Information.”  As set forth in Section 12.18 hereof.

“Purchase Price.”  As set forth in Section 2.2 hereof.

“Real Property.”  The Land, the Land Rights and the Improvements.

“Regulations.”  As set forth in Section 4.5(a) hereof.

“Reports.  As set forth in Section 4.5(c) hereof.

“Survey.”  As set forth in Section 4.2 hereof.

“Tarsadia Hotels.”  Tarsadia Hotels, a California corporation.

“Title Commitment.”  As set forth in Section 4.1 hereof.

“Title Insurer.”        Lawyers Title Company, Attention: Doug Abernathy, 801 South Figueroa Street, Suite 870, Los Angeles, CA 90017, Telephone No. (213) 330-3055, Telecopier No. (213) 330-3104, E-mail address: DAbernathy@ltic.com.

“Title Policy.”  As set forth in Section 4.2 hereof.

II.

SALE AND PURCHASE OF LAND AND LAND RIGHTS

2.1        Purchase of Land.  As of the Close of Escrow, and subject to the terms and conditions of this Agreement, Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Land and the Land Rights, free and clear of all liens and encumbrances (other than the Permitted Exceptions), at the Purchase Price provided in Section 2.2. hereof.

2.2        Purchase Price and Terms of Payment.  The purchase price for the Land and the Land Rights (“Purchase Price”) shall be Fourteen Million Dollars ($14,000,000), subject to credits, prorations and adjustments as set forth in Section 5.5 hereof and as otherwise provided in this Agreement, and shall consist of and be payable as follows:

2.2.1        Earnest Money Deposit.  On the business day following the date of the execution hereof by Purchaser and Seller, Purchaser shall deliver to Escrow Holder, in Good Funds, the sum of Two Hundred Fifty Thousand Dollars ($250,000) (together with all interest accrued thereon, the “Initial Deposit”). The Initial Deposit shall be non-refundable to Purchaser if Purchaser does not terminate this Agreement prior to the expiration of the Due Diligence Period pursuant to the provisions of Section 4.4 hereof.

Unless Purchaser has elected to terminate this Agreement in accordance with the provisions of Section 4.4 hereof, prior to the expiration of the Due Diligence Period Purchaser shall deposit with Escrow Holder, in Good Funds, the additional sum of Five Hundred Thousand Dollars ($500,000) (the “Additional Deposit”).

The Earnest Money Deposit shall be held by Escrow Holder in accordance with the terms of this Agreement. The Earnest Money Deposit shall be non-refundable to Purchaser (and shall constitute liquidated damages pursuant to Section 9.1 hereof), upon the expiration of the Due Diligence Period (unless Purchaser has, prior thereto, delivered to Seller its Notice of Purchaser’s termination of this Agreement as provided in Section 4.4 hereof); provided, however that the Earnest Money Deposit shall be refundable to Purchaser in the event of (a) a material uncured default by Seller of its obligations under this Agreement, (b) a failure of a condition precedent to Purchaser’s obligations as set forth in this Agreement or (c) as otherwise specifically provided by this Agreement. The Earnest Money Deposit shall be applied to the Purchase Price on the Close of Escrow.

2.2.2        Balance of Purchase Price.  Not later than 5:00 p.m. California time on the business day preceding the Closing Date, Purchaser shall deposit with Escrow Holder, in Good Funds, the balance of the Purchase Price, reduced or increased by such amounts required to take into account such prorations, credits, costs or other adjustments which are required by this Agreement and which can be computed and determined as of the time for the required deposit hereunder.

III.

ESCROW

3.1        Opening of Escrow.  Purchaser and Seller shall open an escrow (the “Escrow”) with Escrow Holder by depositing with Escrow Holder the Earnest Money Deposit and three (3) copies of this Agreement duly executed (in counterparts or otherwise) by Seller and Purchaser. The time when Escrow Holder so receives the Earnest Money Deposit and the copies of this Agreement, fully executed by the parties and executes and delivers copies thereof to Seller and Purchaser, shall be deemed the “Opening of Escrow.” Purchaser and Seller shall execute and deliver to Escrow Holder, in a timely fashion, such instruments and funds as are reasonably necessary to close the Escrow and consummate the sale and purchase of the Land and the Land Rights (or the exchange thereof, if applicable) in accordance with the terms and provisions of this Agreement.

3.2        Intentionally Omitted.

3.3        Deposit of Funds.  Except as otherwise provided in this Agreement, all funds deposited into the Escrow by Purchaser shall be immediately deposited by Escrow Holder into Treasury Bills or other short-term United States Government obligations, in repurchase contracts for the same, or in a federally insured money market account, subject to the control of Escrow Holder in a bank or savings and loan association, or such other institution approved by Purchaser; provided, however, that such funds must be readily available as necessary to comply with the terms of this Agreement and Escrow Holder’s escrow instructions (including the return of the Earnest Money Deposit, or any portion thereof then on deposit with Escrow Holder, to Purchaser in accordance with this Agreement), and for the Escrow to close within the time specified in Section 5.1 of this Agreement. Except as may be otherwise specifically provided herein, interest on amounts placed by Escrow Holder in any such investments or interest bearing accounts shall accrue to the benefit of Purchaser, and Purchaser shall promptly provide to Escrow Holder Purchaser’s completed and executed W-9 with Purchaser’s Tax Identification Number and Escrow Holder’s Investment Instructions.

IV.

CONDITION OF TITLE

4.1        Title Commitment.  On or before the date hereof, Escrow Holder shall furnish to Purchaser a current commitment for a C.L.T.A. Owner’s Policy of Title Insurance (standard coverage) issued by Title Insurer (the “Title Commitment”) reflecting the status of title to the Real Property and all exceptions, including easements, licenses, restrictions, rights-of-way, leases, covenants, reservations and other conditions, if any, affecting the Real Property, which would appear in a C.L.T.A. Owner’s Policy of Title Insurance (standard coverage) if used, and committing to issue the C.L.T.A. Owner’s Policy of Title Insurance (standard coverage) to Purchaser in an amount equal to or less than the Purchase Price. Accompanying the Title Commitment, Escrow Holder shall cause to be furnished to Purchaser, to the extent available, legible copies of the documents affecting the Real Property referred to in the Title Commitment.

4.2         Title to the Land and the Land Rights.  Effective as of the Close of Escrow, but conditioned upon the Close of Escrow, Title Insurer shall issue to Purchaser Title Insurer’s C.L.T.A. Owner’s Policy of Title Insurance (standard coverage) (the “Title Policy”), with liability in the amount of the Purchase Price for the Land and the Land Rights insuring title therein as vested in Purchaser subject only to the following matters affecting title (“Permitted Exceptions”).

(a)        All general and special property taxes and assessments not yet due and payable or if due and payable not yet delinquent, and all improvement and assessment bonds;

(b)        Supplemental taxes assessed as a result of the sale of the Land and the Land Rights by Seller to Purchaser pursuant to the provisions of California Revenue and Taxation Code Chapter 3.5 (commencing with Section 75);

(c)        All liens, covenants, conditions, restrictions, easements, rights of way, and all other exceptions to title as referenced in the Title Commitment, except monetary liens and encumbrances against the Land and/or Land Rights (other than caused by Purchaser) which Seller shall remove at or prior to the Close of Escrow;

(d)        All exceptions to title disclosed by or in, or arising from or in connection with, the Survey (and any updates thereto) of the Land and the Land Rights for the Title Policy (including, without limitation, easements, encroachments and zoning);

(e)        The Ground Lease;

(f)        Rights of parties in possession not shown by the public records, easements or claims of easements not shown by the public records, but with respect to which Purchaser has knowledge thereof;

(g)        Governmental laws, codes, ordinances and restrictions now or hereafter in effect so far as these affect the Real Property, or any part thereof, including, without limitation, zoning ordinances (and amendments and additions relating thereto) and the Americans with Disabilities Act of 1990, as amended, and any and all other matters, known or unknown, relating to the Land, or the Land Rights, or its condition, use, value or operation;

(h)        Any exceptions created by Purchaser or its agents, employees and/or contractors, including without limitation, any exceptions arising by reason of the entry on the Land by Purchaser or by its agents, employees and/or contractors; and

(i)        All preprinted exceptions and exclusions contained in the Title Policy except those customarily deleted by an owner’s affidavit.

At Purchaser’s election, the Title Policy shall be an A.L.T.A. Owner’s Policy of Title Insurance (extended coverage); provided, however, subject to Section 8.2(c) hereof, that Purchaser’s ability to obtain an A.L.T.A. Owner’s Policy of Title Insurance (extended coverage) shall not be a condition precedent to Purchaser’s obligations hereunder and shall not extend the Closing Date or delay the Close of Escrow. In addition, Purchaser shall have the right to obtain from Title Insurer such endorsements to the Title Policy and/or such additional liability protection as Purchaser may elect to obtain; provided, however, that Purchaser’s ability to obtain such title endorsements and/or such additional liability protection shall not be a condition precedent to Purchaser’s obligations hereunder and shall not extend or delay the Close of Escrow. Purchaser shall be solely responsible for negotiating with Title Insurer with respect to such A.L.T.A. Owner’s Policy of Title Insurance (extended coverage) and/or with respect to such title endorsements and/or such additional liability protection as may be requested by Purchaser, if any.

Seller shall also deliver to Title Insurer an owner’s affidavit in customary form in connection with the issuance of the Title Policy. Seller will deliver to Purchaser a copy of the latest survey of the Land in its possession, without warranty, and Purchaser shall be solely responsible for, and shall assume the risk of, obtaining a survey (or updating Seller’s survey) of the Land and the Land Rights (the “Survey”) acceptable to Title Insurer for purposes of issuing the Title Policy.

4.3        Inspection and Due Diligence Review.  Purchaser shall have the right, in its sole discretion, until 3:00 p.m. California time on April 29, 2010, or such earlier date as Purchaser shall elect in writing, to satisfy itself, in its sole discretion, as to the condition and extent of the Real Property (the “Due Diligence Period”). Subject to the prior termination of this Agreement, during the Due Diligence Period Seller shall cooperate and provide Purchaser with reasonable and continuing access to the Land (subject to any restrictions under the Ground Lease) upon one (1) business day prior Notice to Seller for the purpose of Purchaser’s inspection and due diligence review. In connection with such review, during normal business hours during the Due Diligence Period, Purchaser shall be afforded the opportunity to review reasonably available books and records, including the Ground Lease and non-proprietary financial reports pertaining to the Land which are in Seller’s possession or under its control, upon reasonable Notice, except that Seller shall have no obligation to deliver or make available to Purchaser, and Purchaser shall have no right to review, the Excluded Documents and the Proprietary Information. Except as otherwise authorized by Seller pursuant to this Section 4.3, neither Purchaser nor any of its employees, agents or representatives shall contact or otherwise discuss this transaction and /or the operation of the Hotel with any on-site employees of the Hotel or otherwise contract any governmental authority with respect to the Real Property, in each case without the written consent of Seller and then only in the presence of a representative of the “Tenant” under the Ground Lease.

Purchaser may, at its sole cost and expense, engage a third-party Certified Public Accountant to perform audits of the books and records of the Land, balance sheets as of December 31, 2009 and December 31, 2008 and the related statements of operations and cash flows for the Land, for the years ended December 31, 2009 and December 31, 2008, which audits shall include all disclosures required by generally accepted accounting principles and Securities and Exchange Commission regulations. Seller shall use commercially reasonable efforts to cooperate in connection with the performance of such audits and shall provide or cause to be provided any information reasonably requested by the accountants relating to such balance sheets, related statements of operations and cash flows for the Land. In connection with such audits, Seller shall provide or cause to be provided to the accountants performing the audits a representation letter acceptable to Seller in accordance with American Institute of Public Accountants professional standards.

During the Due Diligence Period, Purchaser shall also have the opportunity to conduct a Phase I environmental audit/study, a property condition report, zoning report and such other studies desired by Purchaser (subject to Seller’s consent rights set forth herein) of the Land and the Land Rights, provided such Phase I environmental audit/study is not invasive or intrusive. Any environmental audit/study proposed to be undertaken by Purchaser shall be subject to Seller’s written approval prior to the commencement thereof, which approval shall not be unreasonably withheld. As a condition to any such consent, Purchaser shall obtain and maintain such public liability insurance in an amount of Two Million Dollars ($2,000,000) affecting the Land and the Land Rights, naming Seller as an additional insured.

Purchaser, at all times, will conduct such due diligence in compliance with all applicable laws and in a manner so as to not cause damage, loss, cost or expense to Seller, the Real Property or the tenants or guests of the Real Property, and without unreasonably interfering with or disturbing any employee, tenant or guest at the Real Property. Purchaser shall not reveal to any governmental agency or any other third party (other than Purchaser’s employees, agents, attorneys, trustees, lenders and advisors) not approved by Seller the results of or any other information acquired pursuant to its inspections. Purchaser will promptly restore any damage to the Real Property caused by Purchaser’s inspection to its condition immediately preceding such inspections and examinations and will keep the Real Property free and clear of any mechanic’s liens or materialmen’s liens in connection with such inspections and examinations.

The cost of the inspections and tests undertaken pursuant to this Section 4.3 shall be borne solely by Purchaser. Purchaser shall indemnify, protect, defend, and hold Seller, Seller’s lenders, Tarsadia Hotels, and their affiliates, owners, agents and employees harmless from and against any obligation, liability, claim (including any claim for damage to property or injury to or death of any persons), lien or encumbrance, loss, damage, cost or expense, including reasonable attorneys’ fees, whether or not legal proceedings are instituted, arising from the acts or omissions of Purchaser or its agents, employees or contractors occurring in connection with, or as a result of, such inspections, tests or examinations of the Real Property, except to the extent resulting from Seller’s gross negligence or intentional misconduct. Purchaser shall in no event be responsible under this Section 4.3 for any condition already existing on the Real Property prior to the time of the inspections, except and only to the extent that Purchaser or the inspections exacerbate such existing condition.

Purchaser covenants and agrees that all such information and materials disclosed and/or delivered to it by Seller, or Seller’s agents, employees and representatives, are confidential and proprietary information, and that Purchaser shall hold the same in strict confidence, and shall not disclose the same to anyone other than its agents, employees and advisors on a “need-to-know” basis subject to the confidentiality restrictions set forth herein. Purchaser also agrees that, in the event the transactions contemplated in this Agreement are not consummated as provided herein or Purchaser terminates this Agreement prior to the expiration of the Due Diligence Period, Purchaser shall return all such information and documentation, and all copies thereof, to Seller promptly upon Seller’s request and certify to Seller that it has destroyed all materials prepared by or for Purchaser and/or its representatives utilizing any such information and documentation.

Except as expressly provided in this Agreement, Seller makes no representations or warranties as to the truth, accuracy or completeness of any third-party materials, data or other information, if any, supplied to Purchaser in connection with Purchaser’s inspection of the Real Property (e.g., that such materials are complete, accurate or the final version thereof, or that all such materials are in Seller’s possession). It is the parties’ express understanding and agreement that any such materials are to be provided only for Purchaser’s convenience in making its own examination and determination prior to the expiration of the Due Diligence Period as to whether it wishes to purchase the Land and the Land Rights, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Real Property and not on any third-party materials supplied by Seller. Purchaser expressly disclaims any intent to rely on any such third-party materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information.

The obligations of Purchaser under this Section 4.3 (including its indemnification obligations) shall survive the Close of Escrow or the termination of this Agreement.

4.4        Notice of Non-Satisfaction.   During the Due Diligence Period, by Notice delivered to Seller and Escrow Holder prior to the expiration of the Due Diligence Period, Purchaser may in its sole and absolute discretion, for any reason or for no reason, terminate this Agreement and cancel the Escrow, in which case the Initial Deposit shall be promptly refunded to Purchaser without further instruction from Purchaser or Seller (and notwithstanding instructions received to the contrary), and Purchaser shall return to Seller all information and documentation, and all copies thereof delivered to it pursuant to the provisions of Section 4.3 hereof and certify to Seller that it has destroyed all materials prepared by or for Purchaser and/or its representatives utilizing any such information and documentation, and neither Seller nor Purchaser shall have any further obligations under this Agreement (except as otherwise provided in this Agreement).

If Purchaser provides Notice of its election to waive its right to terminate this Agreement as permitted in this Section 4.4 or fails to provide Notice of cancellation before the expiration of the Due Diligence Period, Purchaser shall be deemed to have approved the state of the Real Property and the condition of title, and shall be deemed to have irrevocably waived its rights to terminate this Agreement during the Due Diligence Period and cancel the Escrow as a result thereof.

The failure of Purchaser to provide a Notice of termination or waiver prior to the expiration of the Due Diligence Period shall be deemed Purchaser’s irrevocable election not to so terminate this Agreement.

4.5     Condition of the Real Property.

(a)        BY ENTERING INTO THIS AGREEMENT, PURCHASER HAS AGREED TO, AND WILL, PERFORM (AND PURCHASER REPRESENTS AND WARRANTS TO SELLER THAT PURCHASER IS CAPABLE OF PERFORMING) A SOPHISTICATED, EXPERT, THOROUGH AND INDEPENDENT INVESTIGATION, ANALYSIS AND EVALUATION OF THE REAL PROPERTY, AND PURCHASER AGREES THAT PURCHASER SHALL BE CHARGED WITH KNOWLEDGE OF ALL INFORMATION WHICH IS OR SHOULD HAVE BEEN ACQUIRED BY PURCHASER AS A RESULT OF SUCH AN INVESTIGATION, ANALYSIS, EVALUATION, AND THE MATERIALS DELIVERED BY SELLER TO PURCHASER. PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD, PURCHASER WILL HAVE DETERMINED, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH HEREIN, AND THE TERMS AND CONDITIONS OF THIS AGREEMENT, THAT THE REAL PROPERTY IS ACCEPTABLE TO PURCHASER. PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD, PURCHASER WILL HAVE HAD ACCESS TO AND WILL HAVE CONDUCTED ITS OWN THOROUGH AND INDEPENDENT INSPECTION, INVESTIGATION, ANALYSIS AND EVALUATION OF ALL INSTRUMENTS, RECORDS AND DOCUMENTS WHICH PURCHASER MAY DETERMINE TO BE APPROPRIATE OR ADVISABLE TO REVIEW IN CONNECTION WITH PURCHASER’S ACQUISITION OF THE LAND, THE LAND RIGHTS AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING THOSE RELATING TO ALL ZONING REGULATIONS AND OTHER GOVERNMENTAL REQUIREMENTS (INCLUDING, WITHOUT LIMITATION, ANY IMPACT THEREOF ON PURCHASER’S INTENDED USE AND/OR DEVELOPMENT OF THE REAL PROPERTY, INCLUDING PURCHASER’S ABILITY TO OBTAIN ANY SUCH APPROVALS, PERMITS AND VARIANCES, AND ANY AMENDMENTS, WAIVERS, MODIFICATIONS, USES AND CHANGES THERETO), SITE AND PHYSICAL CONDITIONS, TITLE MATTERS, THE DUE DILIGENCE MATERIALS DELIVERED TO PURCHASER BY SELLER, AND ALL OTHER MATTERS AFFECTING THE USE, OCCUPANCY, VALUE, AND CONDITION OF THE REAL PROPERTY, AND PURCHASER WILL EITHER HAVE DETERMINED, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH HEREIN, AND THE TERMS AND CONDITIONS OF THIS AGREEMENT, THAT THE INFORMATION AND DATA CONTAINED THEREIN OR EVIDENCED THEREBY ARE SATISFACTORY TO PURCHASER, OR TERMINATED THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD. PURCHASER SPECIFICALLY ACKNOWLEDGES THAT PURCHASER IS NOT RELYING ON SELLER TO INDICATE THE RELATIVE IMPORTANCE OR MATERIALITY OF ANY OF THE INSTRUMENTS, RECORDS, DOCUMENTS AND OTHER INFORMATION MADE AVAILABLE TO PURCHASER FOR REVIEW AND PURCHASER SHALL MAKE ITS OWN DETERMINATION AS TO THE LEVEL OF SCRUTINY IT APPLIES TO SUCH INSTRUMENTS, RECORDS AND DOCUMENTS MADE AVAILABLE TO PURCHASER.

PURCHASER ACKNOWLEDGES THAT SELLER WAS NOT THE DEVELOPER OR THE ORIGINAL OWNER OF THE REAL PROPERTY. PURCHASER FURTHER ACKNOWLEDGES THAT, PRIOR TO THE EXPIRATION OF

THE DUE DILIGENCE PERIOD, PURCHASER WILL HAVE THOROUGHLY INSPECTED AND EXAMINED, AND UNCONDITIONALLY AND IRREVOCABLY APPROVED AND ASSUMED (SUBJECT TO SELLER’S REPRESENTATIONS AND WARRANTIES AS SET FORTH HEREIN) ALL LIABILITY FOR, ALL ELEMENTS COMPRISING THE REAL PROPERTY, AND ALL FACTORS RELATED TO THEIR USE AND OPERATION (BOTH CURRENT AND INTENDED USES), INCLUDING, WITHOUT LIMITATION, THE GROUND LEASE, UTILITIES, PHYSICAL AND FUNCTIONAL ASPECTS OF THE REAL PROPERTY, THE CONSTRUCTION AND CONDITION OF THE REAL PROPERTY, ALL MATTERS AFFECTING AND RELATING TO TITLE, AND MUNICIPAL AND OTHER LEGAL REQUIREMENTS SUCH AS TAXES, ASSESSMENTS AND BONDS, ZONING, USE PERMITS, BUSINESS PERMITS, LICENSES, AND SIMILAR ENTITLEMENTS, INVESTIGATIONS OR ANALYSES OF PRESENT AND FUTURE LAWS, STATUTES, RULES, REGULATIONS, ORDINANCES, LIMITATIONS, RESTRICTIONS OR REQUIREMENTS CONCERNING THE USE, DENSITY, LOCATION AND SUITABILITY OF THE REAL PROPERTY OR ANY EXISTING OR PROPOSED DEVELOPMENT, BUILDOUT, REDEVELOPMENT, CHANGE IN USE, AND CONDITION THEREOF (COLLECTIVELY “REGULATIONS”), INCLUDING, BUT NOT LIMITED TO: ZONING, SUBDIVISION, ENVIRONMENTAL AND OTHER SUCH REGULATIONS; THE NECESSITY AND AVAILABILITY OF ANY GENERAL OR SPECIFIC PLAN AMENDMENTS, REZONING, ZONE VARIANCES, CONDITIONAL USE PERMITS, BUILDING PERMITS, ENVIRONMENTAL IMPACT REPORTS, PARCEL OR SUBDIVISION MAPS, OR ANY OTHER GOVERNMENTAL PERMITS, APPROVALS, ENTITLEMENTS OR ACTS IN RESPECT OF THE REAL PROPERTY (COLLECTIVELY “PERMITS”); THE NECESSITY OR EXISTENCE OF ANY DEDICATIONS, FEES, CHARGES, COSTS OR ASSESSMENTS THAT MAY BE IMPOSED IN CONNECTION WITH ANY REGULATIONS OR THE OBTAINING OF ANY PERMITS; THE ECONOMIC VALUE OF THE REAL PROPERTY, AND THE SIZE, DIMENSIONS, LOCATION AND TOPOGRAPHY OF THE REAL PROPERTY; THE AVAILABILITY OR ADEQUACY OF THE ACCESS TO THE REAL PROPERTY AND OF PARKING; THE EXTENT OF INFRASTRUCTURE OR OTHER IMPROVEMENTS, IF ANY, REQUIRED TO BE BUILT BY PURCHASER ON, NEAR OR CONCERNING THE REAL PROPERTY IN ORDER TO DEVELOP AND BUILDOUT THE REAL PROPERTY; THE EXTENT OR CONDITION OF ANY GRADING OR OTHER SITE WORK ALREADY PERFORMED OR HEREAFTER REQUIRED FOR PURCHASER’S PROPOSED DEVELOPMENT AND BUILDOUT; ANY SURFACE, SOIL, SUBSOIL, GEOLOGIC OR GROUND WATER CONDITIONS OR OTHER PHYSICAL CONDITIONS OF OR AFFECTING THE REAL PROPERTY, SUCH AS AIRCRAFT OVERFLIGHT, TRAFFIC, CLIMATE, DRAINAGE AND AIR; THE POSSIBILITY OF FUTURE FEES AND ASSESSMENTS OR INCREASES IN EXISTING FEES AND ASSESSMENTS BY ONE OR MORE GOVERNMENTAL ENTITIES OR DISTRICTS; AND ALL OTHER MATTERS CONCERNING THE CONDITION, USE, DEVELOPMENT OR SALE OF THE REAL PROPERTY. PURCHASER HEREBY ACKNOWLEDGES THAT NONE OF THE FOREGOING, AND THE FAILURE OF PURCHASER TO OBTAIN ANY OF THE FOREGOING, AS THE CASE MAY BE, SHALL BE THE BASIS FOR PURCHASER’S RIGHT TO TERMINATE THIS AGREEMENT OR OBTAIN AN ADJUSTMENT TO THE PURCHASE PRICE, AND PURCHASER HEREBY

RELEASES AND FOREVER DISCHARGES SELLER FROM ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES OR OBLIGATIONS ARISING OUT OF OR IN ANY WAY RELATED TO ALL OF THE ITEMS LISTED IN THIS SECTION, WHICH RELEASE AND DISCHARGE FROM LIABILITY SHALL SURVIVE THE CLOSE OF ESCROW.

PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER’S DELIVERY OF AFFIRMATIVE NOTICE OF ITS ELECTION TO WAIVE ITS RIGHT TO TERMINATE THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD SHALL BE CONCLUSIVELY DEEMED PURCHASER’S AFFIRMATION THAT IT HAS COMPLETED ITS INVESTIGATIONS AND DUE DILIGENCE REVIEW OF THE REAL PROPERTY AND HAS (SUBJECT TO SELLER’S REPRESENTATIONS AND WARRANTIES AS SET FORTH HEREIN) APPROVED THE CONDITION AND STATE THEREOF.

(b)        PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS SUBSTANTIAL EXPERIENCE WITH REAL PROPERTY, HOTELS AND HOTEL OPERATIONS, AND THAT PURCHASER WILL ACQUIRE THE LAND IN “AS IS, WHERE IS, WITH ALL FAULTS” CONDITION, AND (SUBJECT TO SELLER’S REPRESENTATIONS AND WARRANTIES AS SET FORTH HEREIN) SOLELY IN RELIANCE ON PURCHASER’S OWN INSPECTION AND EXAMINATION. PURCHASER WAIVES ANY OBLIGATION ON THE PART OF SELLER, OR ANY OTHER PERSON, TO DISCLOSE ANY DEFECTS OR OTHER DEFICIENCIES OR LIABILITIES IN OR WITH RESPECT TO THE REAL PROPERTY.

(c)        EXCEPT AS TO THOSE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT SELLER MAKES NO REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND, NATURE OR SORT, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPLIANCE OF THE REAL PROPERTY WITH APPLICABLE LAWS, THE ABSENCE OF VIOLATIONS OF LAWS, THE PHYSICAL CONDITION, PAST, PRESENT OR FUTURE OPERATION AND/OR PERFORMANCE, OR VALUE, OF THE REAL PROPERTY. SELLER CONVEYS THE LAND TO PURCHASER “AS IS AND WHERE IS, WITH ALL FAULTS,” AND PURCHASER ACKNOWLEDGES THAT, EXCEPT AS SET FORTH HEREIN, SELLER MAKES NO REPRESENTATIONS, GUARANTIES OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE QUALITY, CHARACTER, EXTENT, PERFORMANCE, CONDITION OR SUITABILITY OF THE REAL PROPERTY FOR ANY PURPOSE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OR GUARANTY OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE. PURCHASER ACKNOWLEDGES THAT PURCHASER SHALL BE SOLELY RESPONSIBLE AND LIABLE FOR ASCERTAINING THE TRANSFERABILITY OF ALL LICENSES, PERMITS AND OTHER GOVERNMENTAL CONSENTS FOR THE OWNERSHIP, USE AND OPERATION OF THE LAND, AND SHALL BE SOLELY RESPONSIBLE FOR OBTAINING THE TRANSFERS THEREOF.

EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT,

PURCHASER FURTHER WAIVES ANY AND ALL WARRANTIES, GUARANTIES, CONDITIONS OR LIABILITIES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE (INCLUDING, WITHOUT LIMITATION, ANY OBLIGATION OF SELLER WITH RESPECT TO CONSEQUENTIAL DAMAGES) AND ALL TORT LIABILITY, EXCLUDING LIABILITY ARISING FROM SELLER’S GROSS NEGLIGENCE, FRAUD OR INTENTIONAL MISCONDUCT. PURCHASER ALSO ACKNOWLEDGES THAT SOME DEFECTS MAY BECOME APPARENT ONLY AFTER THE CLOSE OF ESCROW AND HEREBY RELEASES AND HOLDS SELLER HARMLESS FROM BLAME AND ALL LIABILITY FOR SUCH “LATENT DEFECTS.” PURCHASER HEREBY COVENANTS NOT TO BRING ANY ACTION AGAINST SELLER BASED ON ANY OF THESE CLAIMS. THIS SECTION SHALL SURVIVE THE CLOSE OF ESCROW.

PURCHASER’S INSPECTION, INVESTIGATION AND SURVEY OF THE REAL PROPERTY, DURING THE DUE DILIGENCE PERIOD, SHALL BE IN LIEU OF ANY NOTICE OR DISCLOSURE REQUIRED BY SECTION 25359.7 OF THE CALIFORNIA HEALTH AND SAFETY CODE, OR BY ANY OTHER PROVISION OF THE CALIFORNIA CIVIL CODE, OR PURSUANT TO ANY OTHER APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, LAWS REQUIRING DISCLOSURE BY SELLER OF FLOOD, FIRE, SEISMIC HAZARDS, LEAD PAINT, MELLO ROOS, LANDSLIDE AND LIQUEFACTION, OTHER GEOLOGICAL HAZARDS, RAILROAD AND OTHER UTILITY ACCESS, SOIL CONDITIONS AND OTHER CONDITIONS WHICH MAY AFFECT THE USE OF THE REAL PROPERTY, AND PURCHASER HEREBY WAIVES ANY REQUIREMENT FOR A NOTICE PURSUANT TO THOSE PROVISIONS AND HEREBY ACKNOWLEDGES AND AGREES THAT IT IS FAMILIAR WITH SUCH DISCLOSURE REQUIREMENTS AND WILL CONDUCT ITS OWN DUE DILIGENCE WITH RESPECT TO ALL MATTERS COVERED THEREBY, AND HEREBY RELEASES SELLER FROM LIABILITY IN CONNECTION THEREWITH. PURCHASER SHALL BE DEEMED TO HAVE APPROVED ALL CONDITIONS PERTAINING TO THE REAL PROPERTY UNLESS IT CANCELS THE ESCROW IN ACCORDANCE HEREWITH ON OR BEFORE THE END OF THE DUE DILIGENCE PERIOD.

(d)        PURCHASER ALSO ACKNOWLEDGES AND AGREES THAT, ALTHOUGH SELLER HAS PROVIDED TO PURCHASER CERTAIN REPORTS, STUDIES AND SURVEYS FOR OR REGARDING THE REAL PROPERTY (THE “REPORTS”), SELLER HAS NOT VERIFIED THE ACCURACY THEREOF AND MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE MATTERS SET FORTH THEREIN, IT BEING THE RESPONSIBILITY OF PURCHASER TO VERIFY THE ACCURACY OF SUCH REPORTS. PURCHASER AGREES THAT SELLER HAS NO LIABILITY OR RESPONSIBILITY FOR THE ACCURACY OR CONTENTS OF ANY SUCH REPORTS. PURCHASER HEREBY RELEASES AND FOREVER DISCHARGES SELLER FROM ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES OR OBLIGATIONS ARISING OUT OF OR IN ANY WAY RELATED TO ALL OF THE ITEMS LISTED IN THIS PARAGRAPH 4.5(d) , WHICH RELEASE AND DISCHARGE FROM LIABILITY SHALL SURVIVE THE CLOSE OF ESCROW, EXCEPT FOR SELLER’S FRAUD OR INTENTIONAL MATERIAL MISREPRESENTATION.

    FURTHERMORE, EXCEPT AS TO THOSE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES THAT SELLER HAS NOT AND DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THE INTEGRATION OF HAZARDOUS MATERIALS UPON OR WITHIN THE REAL PROPERTY. IN THAT REGARD, PURCHASER WILL, PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD, CONDUCT ITS OWN INVESTIGATION AND OBTAIN ITS OWN ENVIRONMENTAL ASSESSMENT REPORT TO DETERMINE IF THE REAL PROPERTY CONTAINS ANY HAZARDOUS OR TOXIC WASTE, MATERIALS, DISCHARGE, DUMPING OR CONTAMINATION, WHETHER SOIL, GROUNDWATER OR OTHERWISE, WHICH VIOLATES ANY FEDERAL, STATE, LOCAL OR OTHER GOVERNMENTAL LAW, REGULATION OR ORDER OR REQUIRES REPORTING TO ANY GOVERNMENTAL AUTHORITY.

(e)         SELLER SHALL HAVE NO OBLIGATION OR DUTY TO EXPEND FUNDS FOR, OR OTHERWISE BE RESPONSIBLE TO CONDUCT OR PERFORM, ANY CLEAN-UP REQUIREMENT(S) AS IMPOSED BY ANY FEDERAL, STATE OR LOCAL GOVERNMENT LAW, REGULATION, ORDINANCE OR AGENCY FOR THE REMOVAL OF ANY HAZARDOUS MATERIALS CONTAMINATION FROM THE REAL PROPERTY.

(f)         AS OF THE CLOSE OF ESCROW, EXCEPT AS TO SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, PURCHASER, FOR ITSELF AND ITS OWNERS, SUCCESSORS AND ASSIGNS, HEREBY RELEASES AND FOREVER DISCHARGES SELLER AND TARSADIA HOTELS, AND THEIR PAST, PRESENT AND FUTURE MEMBERS, AFFILIATES, EMPLOYEES, AGENTS, ATTORNEYS, ASSIGNS, AND SUCCESSORS-IN-INTEREST FROM ALL PAST, PRESENT AND FUTURE CLAIMS, DEMANDS, OBLIGATIONS, LOSSES AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, WHETHER NOW KNOWN OR UNKNOWN, DIRECT OR INDIRECT, FORESEEN OR UNFORESEEN, SUSPECTED OR UNSUSPECTED, WHICH ARE BASED UPON OR ARISE OUT OF OR IN CONNECTION WITH THE CONDITION OF THE REAL PROPERTY, THE MATTERS ADDRESSED IN SUBSECTIONS (a), (b), (c), (d) AND (e) OF THIS SECTION 4.5, AND WITH RESPECT TO ANY ENVIRONMENTAL DAMAGES OR ENVIRONMENTAL REQUIREMENTS, INCLUDING, WITHOUT LIMITATIONS, THE PHYSICAL, STRUCTURAL, GEOLOGICAL, MECHANICAL AND ENVIRONMENTAL (SURFACE AND SUBSURFACE) CONDITION OF THE REAL PROPERTY (INCLUDING THE IMPROVEMENTS THEREON) OR ANY LAW OR REGULATION RELATING TO HAZARDOUS MATERIALS, INCLUDING, BUT NOT LIMITED TO, LOSSES IN CONNECTION WITH REAL PROPERTY DAMAGE, CLAIMS BY GOVERNMENTAL AGENCIES, DIMINUTION IN VALUE AND PERSONAL INJURY LOSSES. PURCHASER EXPRESSLY UNDERSTANDS AND ACKNOWLEDGES THAT IT IS POSSIBLE THAT UNKNOWN PROBLEMS (EXCEPT WHERE SELLER KNOWLINGLY MADE A MATERIAL MISREPRESENTATION OR ENGAGED IN FRAUDULENT CONDUCT), CONDITIONS OR LOSSES MAY EXIST WITH RESPECT TO THE REAL PROPERTY AND THAT PURCHASER EXPLICITLY TOOK SUCH INTO ACCOUNT IN DETERMINING THE PURCHASE PRICE FOR THE LAND AND ITS ELECTION TO

PROCEED WITH THE PURCHASE THEREOF, AND THAT A PORTION OF SUCH CONSIDERATION, HAVING BEEN BARGAINED FOR BETWEEN THE PARTIES WITH THE KNOWLEDGE OF THE POSSIBILITY OF SUCH UNKNOWN PROBLEMS, CONDITIONS OR CLAIMS, WAS GIVEN IN EXCHANGE FOR A FULL ACCORD, SATISFACTION AND DISCHARGE OF ALL SUCH PROBLEMS, CONDITIONS AND LOSSES. WITHOUT LIMITING THE FOREGOING, THIS RELEASE SPECIFICALLY APPLIES TO ALL LOSSES AND CLAIMS ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE SUPERFUND AMENDMENTS AND REAUTHORIZATION ACT OF 1986, (42 U.S.C. SECTIONS 9601 ET SEQ.), THE RESOURCES CONSERVATION AND RECOVERY ACT OF 1976, (42 U.S.C. SECTIONS 6901 ET SEQ.), THE CLEAN WATER ACT, (33 U.S.C. SECTIONS 466 ET SEQ.), THE SAFE DRINKING WATER ACT, (14 U.S.C. SECTION 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT, (49 U.S.C. SECTIONS 1801 ET SEQ.), THE TOXIC SUBSTANCE CONTROL ACT, (15 U.S.C. SECTIONS 2601-2629), THE CALIFORNIA HAZARDOUS WASTE CONTROL LAW, (CALIFORNIA HEALTH AND SAFETY CODE SECTIONS 25100-25600), THE PORTER-COLOGNE WATER QUALITY CONTROL ACT (CALIFORNIA HEALTH AND SAFETY CODE SECTIONS 13000 ET SEQ.), AND ANY OTHER FEDERAL, STATE OR LOCAL LAW OF SIMILAR EFFECT, AS WELL AS ANY AND ALL COMMON LAW CLAIMS. IN ACCORDANCE WITH THE FOREGOING, PURCHASER WAIVES ALL RIGHTS UNDER CALIFORNIA CIVIL CODE SECTION 1542 (AND ALL SIMILAR STATUTES IN ALL OTHER STATES) WHICH STATES IN FULL AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BY INITIALING THIS AGREEMENT CLAUSE, PURCHASER ACKNOWLEDGES THAT THIS SECTION HAS BEEN READ AND FULLY UNDERSTOOD, AND THAT PURCHASER HAS HAD THE CHANCE TO ASK QUESTIONS OF ITS COUNSEL ABOUT ITS MEANING AND SIGNIFICANCE.

PURCHASER’S INITIALS

(g)        “Environmental Damages” means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs, and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement of judgment, of whatever kind or nature, contingent or otherwise matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorneys’ fees and disbursements and consultants’ fees, any of which are incurred at any time as a result of the existence of Hazardous Materials upon, about, beneath the Real Property or migrating or threatening to migrate to or from the Real Property, or the existence of a violation of Environmental Requirements pertaining to the Real Property, regardless of whether the existence of such Hazardous Materials or the violation of Environmental Requirements arose prior to the present ownership or operation of the Real Property.

(h)        “Environmental Requirements” means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment.

(i)        “Hazardous Materials” means any substance (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance or policy; or (ii) which is defined as a “hazardous waste” or “hazardous substance” under any federal, state or local statute, regulation or ordinance, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) and amendments thereto and regulations promulgated thereunder; or (iii) which is toxic, explosive, corrosive, infectious or otherwise hazardous or is regulated by any federal, state or local governmental authority; (iv) without limitation which contains polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde; and (v) mold and fungi.

The provisions of this Section 4.5 shall survive the Close of Escrow.

V.

CLOSING

5.1         Closing Date.  The “Closing Date” for purposes of this Agreement shall be the date thirty (30) days from the date of the expiration or earlier waiver/termination of the Due Diligence Period, or such earlier or later date as may be agreed upon, in writing, by Seller and Purchaser, and shall be the date on which the Close of Escrow occurs.

The “Close of Escrow” for purposes of this Agreement is defined as the time when the Deed is recorded in the Official Records of Los Angeles County, California, by Title Insurer.

In the event the Escrow and this Agreement are canceled and terminated, upon Escrow Holder’s request, the parties shall pay to Escrow Holder all title and escrow cancellation charges; provided, however, that as an agreement between the parties not to concern Escrow Holder, it is agreed that if termination of the Escrow is caused by the default of one party then such party shall be responsible for all escrow and title cancellation charges, and if the termination occurs where neither party is in default or where both parties are in default, then each party shall be responsible for one-half ( 1/2) of all title and Escrow cancellation charges.

5.2         Action Prior to the Close of Escrow by Seller.  Seller agrees that on or before 5:00 p.m. California time on the business day preceding the Closing Date, Seller will deposit with Escrow Holder such funds and other items and instruments (executed and acknowledged, if appropriate) as may be necessary in order for Escrow Holder to comply with this Agreement, including, without limitation, the following:

(a)        A Grant Deed, in the form and content attached hereto as Exhibit “B”, prepared and executed by Seller and acknowledged before a Notary Public in the manner provided under the laws of the State of California, assigning, conveying and transferring to Purchaser or its designee the Land and the Land Rights, subject only to the Permitted Exceptions (the “Deed”);

(b)        A Non-Foreign Affidavit signed by Seller in the form to be prepared by Escrow Holder (the “Non-Foreign Affidavit”);

(c)        Escrow Holder’s closing statement, executed by Seller;

(d)        Originals of the Ground Lease; and

(e)        Such other funds, instruments or documents as may be necessary to effect or carry out the covenants and obligations to be performed by Seller pursuant to this Agreement.

5.3         Action Prior to the Close of Escrow by Purchaser. Purchaser agrees that on or before 5:00 p.m. California time on the business day preceding the Closing Date, Purchaser will deposit with Escrow Holder all additional funds (in Good Funds) and/or documents (executed and acknowledged, if appropriate) which are necessary to comply with the terms of this Agreement, including without limitation:

(a)        The funds referred to in Section 2.2.2 hereof;

(b)        Escrow Holder’s closing statement, executed by Purchaser; and

(c)        Such other funds, instruments or documents as may be necessary to effect or carry out the covenants and obligations to be performed by Purchaser pursuant to this Agreement.

5.4         Recording of Deed.    Escrow Holder will cause the Deed to be dated and recorded in the Official Records of the County of Los Angeles, State of California, and all other conveyance documents deposited with Escrow Holder dated as of Close of Escrow, when (but in no event after the Closing Date) Title Insurer is irrevocably committed to issue the Title Policy to be issued as contemplated in this Agreement, and holds for the account of Seller and Purchaser the items and funds (if any) to be delivered to Seller and Purchaser through the Escrow, after payment of costs, expenses, disbursements and prorations chargeable to Seller or Purchaser pursuant to the provisions of this Agreement.

The amount of any documentary transfer taxes will not be posted on the Deed, but will be properly reported by a separate tax affidavit filed by Escrow Holder with the Deed.

5.5         Prorations.

5.5.1     Taxes.  All non-delinquent real estate and personal property general and special taxes and assessments for the Land for the current assessment year, and whether due and payable or not, shall be prorated as of the Closing Date. It is understood that any supplemental property tax bill issued as a result of the sale of the Land pursuant to the provisions of this Agreement, shall be borne by Purchaser. Notwithstanding anything to the contrary in this Agreement, Seller shall retain all right, title and interest in and to any and all property tax (both real property and personal property) refunds and claims for refunds with respect to the Land for any period prior to the Closing Date.

5.5.2     Ground Lease.  All payments and receipts, as applicable, under the Ground Lease shall be prorated between Purchaser and Seller as of the Closing Date.

5.5.3     Delayed Adjustments.  If, at any time following the Closing Date, the amount of an item listed in this Section 5.5 shall prove to be incorrect, the party in whose favor the error was made shall pay to the other party within fifteen (15) days after request the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested on or before one hundred eighty (180) days after the Close of Escrow. The acceptance of the closing statement by either party shall not prevent later readjustment pursuant to this Section 5.5.3. After the Close of Escrow, each party shall have reasonable access to the books and records of the other party with respect to all matters set forth in this Section 5.5 for the purposes of determining the accuracy of all adjustments and the performance of the obligations of the parties under this Section 5.5.

5.5.4     Proration Allocation.    For proration purposes, the date of the Close of Escrow shall be charged to Purchaser.

5.5.5     Survival.    The provisions of this Section 5.5 shall survive the Close of Escrow.

5.6         Closing Costs.    Seller and Purchaser shall each pay one-half (1/2) of the costs of the premium for the Title Policy, the cost for acquiring any additional endorsements to the Title Policy, all costs of any Survey (or update to the Survey) required for the Title Policy, documentary transfer taxes, escrow fees, and recording fees for the Deed. Purchaser shall pay all charges and costs with respect to any financing obtained. Seller shall pay all charges and costs related to the release of liens related to any financing it obtained.

5.7         California Real Estate Withholding.    Seller and Purchaser appoint Escrow Holder as the withholding agent for purposes of compliance with California Revenue and Taxation Code Section 18662. Prior to the Close of Escrow, Seller will provide Escrow Holder with all information and documentation reasonably required to determine the amount, if any, to be withheld from the proceeds of the sale transaction contemplated herein for payment to the California Franchise Tax Board pursuant to said Revenue and Taxation Code Section, including California Form 593-W or California Form 593-C, whichever is applicable to Seller as of Close of Escrow.

5.8         Distribution of Funds and Documents Following Close of Escrow.    Following Close of Escrow, Escrow Holder shall distribute the documents as follows:

To Seller:

(a)         The cash portion of the Purchase Price as set forth in Section 2.2, less costs, offsets and prorations in accordance with the provisions of this Agreement;

(b)         One (1) duplicate original or conformed copy as appropriate, of any other document to be received by Seller through Escrow pursuant to the provisions of this Agreement; and

(c)         One (1) copy of any other document delivered to Escrow Holder by Purchaser or Seller pursuant to the terms of this Agreement.

To Purchaser:

(a)         Any excess funds deposited by Purchaser which remain after disbursement to Seller;

(b)         One (1) conformed copy of the Deed, the original to be mailed to Purchaser following the recordation thereof;

(c)         One (1) duplicate original or conformed copy as appropriate, of any other document to be received by Purchaser through Escrow pursuant to the provisions of this Agreement;

(d)         One (1) copy of any other document delivered to Escrow Holder by Purchaser or Seller pursuant to the terms of this Agreement; and

(e)         The original of the Title Policy.

5.9         Possession.    Purchaser shall be entitled to sole possession of the Land and the Land Rights on the Close of Escrow, subject to the possessory rights of any guests of the Hotel and the rights of the “Tenant” under the Ground Lease.

VI.

ADDITIONAL COVENANTS AND INDEMNITIES

6.1         Purchaser’s Covenants.

6.1.1         Indemnification.    Purchaser covenants to defend, indemnify and hold harmless Seller, Tarsadia Hotels, and their respective affiliates, owners, employees, agents and representatives from and against any and all claims, penalties, liabilities, fines, losses, causes of action, fees, injuries, damages, liens, proceedings, judgments, actions, rights, demands, costs and expenses (including, without limitation, reasonable attorneys’ fees and court and litigation costs)

(a) arising from the and ownership of the Land, based upon acts, conduct or omissions occurring, on or after the Closing Date, including, without limitation, with respect to and under the Ground Lease, (b) caused by or arising out of any material misrepresentation by Purchaser in connection with this Agreement, , and (c) and arising from any breach of this Agreement by Purchaser or any instrument or agreement required delivered or to be delivered pursuant to the provisions of this Agreement. This indemnity shall survive the Close of Escrow.

6.2         Seller’s Covenants.

6.2.1         Indemnification.    Seller covenants to defend, indemnify and hold harmless Purchaser and its affiliates, owners, employees, agents and representatives from and against any and all claims, penalties, liabilities, fines, losses, causes of action, fees, injuries, damages, liens, proceedings, judgments, actions, rights, demands, costs and expenses (including, without limitation, reasonable attorneys’ fees and court and litigation costs) (a) arising from Seller’s ownership of the Land based upon acts, conduct or omissions by Seller occurring during the period of Seller’s ownership thereof (except as to, and specifically excluding, the matters set forth in Section 6.1.1 hereof, Environmental Damages, Environmental Requirements, and the matters addressed in Section 4.5 hereof), (b) arising under the Ground Lease prior to the Closing Date (other than arising as a result of the transaction contemplated in this Agreement and the assignment thereof to Purchaser), (c) caused by or arising out of any material misrepresentation by Seller in connection with this Agreement, and (d) arising from any breach of this Agreement by Seller or any instrument or agreement required to be delivered or to be delivered pursuant to the provisions of this Agreement. This indemnity shall survive the Close of Escrow.

6.3         No Obligations of Escrow Holder.    Escrow Holder shall not be concerned with the provisions of this Article VI.

VII.

REPRESENTATIONS AND WARRANTIES

7.1         By Purchaser.    Purchaser represents and warrants to Seller that as of the date hereof and the Close of Escrow:

7.1.1         Organization and Standing.    Purchaser is a limited liability partnership, duly organized, validly existing, and in good standing under the laws of the State of Delaware, Purchaser or Purchaser’s designee will be as of the Closing Date, duly qualified to do business in the State of California, and has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby to be carried out by it.

7.1.2         Due Authorization.    Subject to approval by the Board of Trustees of Purchaser’s general partner (the “Board Approval”) to occur on or before the expiration of the Due Diligence Period, the performance of this Agreement and the transactions contemplated hereunder by Purchaser have been duly authorized by all necessary action on the part of Purchaser, and this Agreement is binding on and enforceable against Purchaser in accordance with its terms, except to the extent Seller itself is in default hereunder. Purchaser shall, on or prior to the Closing Date, furnish Seller with certified resolutions evidencing that Purchaser has been duly authorized to enter into and perform this Agreement and the transactions contemplated hereunder. Except for Board Approval, no further consent of any shareholder, creditor, board of directors, governmental authority or other party to such execution, delivery and performance hereunder is required. The person(s) signing this Agreement, and any document pursuant hereto on behalf of Purchaser, has full power and authority to bind Purchaser.

7.1.3     Lack of Conflict.    Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will violate any restriction, court order, judgment, law, regulation, charter, bylaw, instrument or agreement to which Purchaser is subject.

7.1.4     Solvency/Bankruptcy.    Purchaser has not (i) made any general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition in bankruptcy by Purchaser’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made any offer of settlement, extension or compromise to its creditors generally, and has not considered doing or undertaking, and has no current plans to do or undertake, any of the foregoing. Furthermore, Purchaser has not taken, and does not contemplate taking, against it any such actions.

7.2     By Seller.    Seller represents and warrants to Purchaser that as of the date hereof and Close of Escrow:

7.2.1     Organization and Standing.    Seller is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of California, and has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby to be carried out by it.

7.2.2     Due Authorization.    The performance of this Agreement and the transactions contemplated hereunder by Seller have been duly authorized by all necessary action on the part of Seller, and this Agreement is binding on and enforceable against Seller in accordance with its terms. Seller shall, on or prior to the Closing Date, furnish Purchaser with certified resolutions evidencing that Seller has been duly authorized to enter into and perform this Agreement and the transactions contemplated hereunder. No further consent of any member, manager, creditor, governmental authority or other party to such execution, delivery and performance hereunder is required. The person(s) signing this Agreement, and any document pursuant hereto on behalf of Seller, has full power and authority to bind Seller.

7.2.3     Lack of Conflict.    Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will violate any restriction, court order, judgment, law, regulation, charter, bylaw, instrument, or agreement to which Seller or the Land (or any portion thereof) are subject.

7.2.4     Non-Foreign Seller.    Seller is not a foreign seller as defined in the “Foreign Investment in Land Tax Act.”

7.2.5     Solvency/Bankruptcy.  Seller has not (i) made any general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition in bankruptcy by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally, and has not considered doing or undertaking, and has no current plans to do or undertake any of the foregoing. Furthermore, Seller has not and does not contemplate taking or having taken against it, any such actions.

7.2.6     Ground Lease.  A true and complete copy of the Ground Lease has been made available to Purchaser. The Ground Lease is in full force and effect, and Seller has not received written notice of any default from the tenant thereunder that remains uncured.

7.2.7     Condemnation Proceedings.  Seller has not been served with, and to the knowledge of Seller there is no pending or threatened condemnation proceedings against the Real Property.

Wherever the phrase “to Seller’s knowledge” or any similar phrase stating or implying a limitation on the basis of knowledge appears in this Agreement, unless specifically otherwise qualified, such phrase shall mean only the present actual knowledge of Pat Patel and John Murphy of Tarsadia Hotels, without any duty of inquiry, any imputation of the knowledge of another to him, or independent investigation of the relevant matter by any of such individual(s), and without any personal liability. Wherever the phrase “in Seller’s possession”, “in the possession of Seller” or similar phrase appears in this Agreement, such phrase shall be deemed to mean only to the extent the material or other item referred to by such phrase is located in Seller’s offices in Orange County, California.

Notwithstanding any provision of this Agreement to the contrary, should any of the foregoing representations and warranties of Seller become false or inaccurate prior to the Close of Escrow, and Seller discloses the same to Purchaser, in writing, prior to the Close of Escrow, then Purchaser’s sole recourse shall be to either (i) terminate this Agreement and cancel the Escrow, in which case the Earnest Money Deposit shall be returned to Purchaser and neither Seller nor Purchaser will have any further liability or obligation under this Agreement (except for those obligations which survive in accordance with their terms), or (ii) proceed with the closing, without reservation, in which case Purchaser shall be deemed to have waived all claims against Seller and Tarsadia with respect to such false or inaccurate representation and warranty.

VIII.

CONDITIONS PRECEDENT TO CLOSE OF ESCROW

8.1     Conditions to Seller’s Obligations.  The obligation of Seller to close the Escrow shall be conditioned upon the satisfaction or Notice of its waiver (delivered to Purchaser and Escrow Holder), in whole or in part, by Seller of each of the following conditions precedent:

(a)        Except by reason of a default by Seller, Escrow Holder is in a position to and will deliver to Seller the instruments and funds accruing to Seller pursuant to the provisions of this Agreement; and

(b)        There is no existing uncured material breach of any of the covenants, representations, warranties or obligations of Purchaser set forth in this Agreement that has not been waived by Seller.

The foregoing conditions contained in this Section 8.1 are intended solely for the benefit of Seller. Seller shall at all times have the right to waive any condition precedent, provided that such waiver is in writing and delivered to Purchaser and Escrow Holder.

8.2        Conditions to Purchaser’s Obligations.  The obligations of Purchaser to close the Escrow shall be conditioned upon the satisfaction or Notice of its waiver (delivered to Seller and Escrow Holder), in whole or in part, by Purchaser of each of the following condition precedent:

(a)        Except by reason of a default by Purchaser, Escrow Holder is in a position to and will deliver to Purchaser the instruments and funds, if any, accruing to Purchaser pursuant to the provisions of this Agreement;

(b)        There is no existing uncured material breach of any of the covenants, representations, warranties or obligations of Seller set forth in this Agreement that has not been waived by Purchaser; and

(c)        Except as arising from the acts and omissions of Purchaser, Title Insurer shall have not withdrawn its commitment to issue the Title Policy in form and content substantially consistent with the Title Commitment approved by Purchaser prior to the expiration of the Due Diligence Period, subject only to the Permitted Exceptions.

The foregoing conditions contained in this Section 8.2 are intended solely for the benefit of Purchaser. Purchaser shall at all times have the right to waive any condition precedent, provided that such waiver is in writing and delivered to Seller and Purchaser.

8.3        Failure of Conditions to Close of Escrow.  Escrow Holder shall be responsible for confirming, on or before the Close of Escrow, that the conditions to the Close of Escrow set forth in Sections 8.1 and 8.2 hereof, and as set forth elsewhere in this Agreement, have been satisfied. Purchaser and Seller hereby agree to deliver their Notices to Escrow Holder, on or before the Close of Escrow, of the satisfaction or waiver of all other conditions to the Close of Escrow hereunder, and, in the event that both Purchaser and Seller specifically notify and instruct Escrow Holder, in writing, to proceed to the Close of Escrow hereunder, all such other conditions to the Close of Escrow hereunder that are not otherwise satisfied shall be deemed to have been waived by both Purchaser and Seller. Escrow Holder shall not proceed to the Close of Escrow hereunder unless both Purchaser and Seller or their respective counsel specifically notify and instruct Escrow Holder to do so.

IX.

LIQUIDATED DAMAGES

9.1        Default by Purchaser.    IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTION HEREIN CONTEMPLATED DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY MATERIAL DEFAULT OF PURCHASER, PURCHASER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE, PURCHASER AND SELLER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL DAMAGES THAT SELLER WOULD SUFFER IN THE EVENT THAT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE LAND IS AND SHALL BE, AS SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), AN AMOUNT EQUAL TO THE EARNEST MONEY DEPOSIT. SAID AMOUNT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR THE FAILURE OF PURCHASER TO CLOSE AND CONSUMMATE THE TRANSACTIONS HEREIN CONTEMPLATED. ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN CONNECTION WITH PURCHASER’S FAILURE TO CLOSE AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN ARE EXPRESSLY WAIVED BY SELLER; HOWEVER, SELLER RESERVES ITS RIGHTS TO LEGAL AND EQUITABLE DAMAGES AND REMEDIES FOR ANY OTHER POST-TERMINATION DEFAULT BY PURCHASER HEREUNDER. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTION 1671, 1676 AND 1677. SELLER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389. UPON DEFAULT BY PURCHASER, THIS AGREEMENT SHALL BE TERMINATED AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT ANY INDEMNIFICATION OBLIGATIONS THAT SURVIVE THE CLOSE OF ESCROW, THE RIGHTS OF SELLER EXPRESSLY RESERVED HEREIN, AND FOR THE RIGHT OF SELLER TO COLLECT SUCH LIQUIDATED DAMAGES FROM PURCHASER AND ESCROW HOLDER. IN THE EVENT PURCHASER FAILS TO AUTHORIZE ESCROW HOLDER TO RELEASE THE EARNEST MONEY DEPOSIT WITHIN FIVE (5) BUSINESS DAYS OF THE DEMAND OF SELLER WHEREIN SELLER ALLEGES THE DEFAULT AND NONPERFORMANCE BY PURCHASER, THEN, WITH RESPECT TO SUCH ALLEGED DEFAULT AND NON-PERFORMANCE BY PURCHASER, THE PROVISIONS OF THIS ARTICLE IX SHALL BE VOIDABLE AT THE ELECTION OF SELLER.

SELLER’S INITIALS	PURCHASER’S INITIALS

9.2        Default by Seller.    IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTION HEREIN CONTEMPLATED DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY DEFAULT OF SELLER,

PURCHASER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH PURCHASER MAY SUFFER. THEREFORE, PURCHASER AND SELLER DO HEREBY AGREE THAT, IN THE EVENT OF SUCH DEFAULT, IN ADDITION TO ATTORNEYS’ FEES AND COSTS PURSUANT TO SECTION 12.2 HEREOF, PURCHASER MAY, AS ITS SOLE RECOURSE AND REMEDY (AT LAW OR IN EQUITY), EITHER: (a) PURSUE AN ACTION AGAINST SELLER FOR SPECIFIC PERFORMANCE; OR (b) RECEIVE THE RETURN OF THE EARNEST MONEY DEPOSIT THEN PAID PLUS AN AMOUNT EQUAL TO PURCHASER’S ACTUAL OUT-OF-POCKET COSTS TO UNRELATED AND INDEPENDENT THIRD PARTY VENDORS, INCLUDING ATTORNEYS’ FEES (EXCEPT IN-HOUSE ATTORNEYS), WITH REGARD TO THIS TRANSACTION (SUCH OUT-OF-POCKET COSTS NOT TO EXCEED ONE HUNDRED THOUSAND DOLLARS ($100,000) IN THE AGGREGATE). ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN CONNECTION WITH SELLER’S FAILURE TO CLOSE AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN (OTHER THAN AS SPECIFIED IN (a) AND (b) HEREOF) ARE EXPRESSLY WAIVED BY PURCHASER. THE REFUND OF THE EARNEST MONEY DEPOSIT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO PURCHASER PURSUANT TO CALIFORNIA CIVIL CODE SECTION 1671. PURCHASER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389. UPON DEFAULT BY SELLER, IF THIS AGREEMENT IS TERMINATED BY PURCHASER, NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT ANY INDEMNIFICATION OBLIGATIONS, THE RIGHTS OF PURCHASER RESERVED HEREIN, AND FOR THE RIGHT OF PURCHASER TO COLLECT SUCH LIQUIDATED DAMAGES FROM SELLER.

SELLER’S INITIALS	PURCHASER’S INITIALS

X.

BROKERS

Seller and Purchaser each agree to indemnify, protect, defend and hold the other harmless from and against any claims, actions, suits or demands for payment of any commission, finder’s fee or other sum initiated by any broker, commission agent or other person which such party or its representatives has engaged or retained or with which it has had discussions concerning, in connection with the transaction contemplated by this Agreement or the sale of the Land by Seller. Purchaser shall specifically be responsible for any fees or commissions owed Jordan Richman and Grubb & Ellis.

XI.

NOTICES

Except as otherwise expressly provided in this Agreement, all notices, requests, demands and other communications hereunder (“Notice”) shall be in writing and shall be deemed delivered by (i) hand delivery upon receipt, (ii) registered mail or certified mail, return receipt requested, postage prepaid, upon delivery to the address indicated in the Notice, (iii) by confirmed telecopy or facsimile transmission when sent, or (iv) overnight courier (next business day delivery) on the next business day at 12:00 noon, whichever shall occur first, as follows:

To Seller:	535 GRAND AVENUE, LLC Attention: Operating Manager 2540 E. Delia Lane Orange, CA 92869 Telecopier: (949) 240-6910

With a Copy to:	TARSADIA HOTELS Attention: Edward G. Coss, Esq. 620 Newport Center Drive Fourteenth Floor Newport Beach, CA 92660 Telecopier: (949) 610-8222

To Purchaser:	CHESAPEAKE LODGING, L.P. c/o Chesapeake Lodging Trust 1997 Annapolis Exchange Parkway, Suite 410 Annapolis, Maryland 21401 Attn: Graham J. Wootten, SVP and CAO Telecopier: (410) 972-4180

With a Copy to:	c/o Chesapeake Lodging Trust 1997 Annapolis Exchange Parkway Suite 410 Annapolis, Maryland 21401 Attention: D. Rick Adams, SVP and CIO Telecopier: (410) 970-4180

Any correctly addressed Notice that is refused, unclaimed or undelivered because of an act or omission of the party to be notified shall be considered to be effective as of the first day that the Notice was refused, unclaimed or considered undeliverable by the postal authorities, messenger or overnight delivery service. The parties hereto shall have the right from time to time, and at any time, to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America, by giving to the other party at least fifteen (15) days prior Notice thereof, in the manner prescribed herein; provided, however, that to be effective, any such change of address must be actually received (as evidenced by a return receipt). Telephone numbers and email addresses, if listed, are listed for convenience purposes only and not for the purposes of giving Notice pursuant to this Agreement.

XII.

MISCELLANEOUS

12.1     Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California. If any legal action is necessary to enforce the terms and conditions of this Agreement, the parties hereby agree that the Superior Court of California, County of Orange, shall be the sole jurisdiction and venue for the bringing of the action.

12.2     Professional Fees and Costs.    If a lawsuit, arbitration or other proceedings are instituted by any party to enforce any of the terms or conditions of this Agreement against any other party hereto, the prevailing party in such litigation, arbitration or proceedings shall be entitled, as an additional item of damages, to such reasonable attorneys’ and other professional fees and costs (including, but not limited to, witness fees), court costs, arbitrators’ fees, arbitration administrative fees, travel expenses, and other out-of pocket expenses or costs of such other proceedings, as may be fixed by any court of competent jurisdiction, arbitrator or other judicial or quasi-judicial body having jurisdiction thereof, whether or not such litigation or proceedings proceed to a final judgment or award. For the purposes of this section, any party receiving an arbitration award or a judgment for damages or other amounts shall be deemed to be the prevailing party, regardless of amount of the damage awarded or whether the award or judgment was based on all or some of such party’s claims or causes of action, and any party against whom a lawsuit, arbitration or other proceeding is instituted and later voluntarily dismissed by the instituting party shall be deemed to be the prevailing party.

12.3     Exhibits and Schedules a Part of This Agreement.    The Exhibits and Schedules attached hereto are incorporated in this Agreement by reference and are hereby made a part hereof.

12.4     Executed Counterparts.    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the due execution and delivery of this Agreement to the parties hereto.

12.5     Assignment.    Purchaser may not, and shall have no right or power to, assign, convey and otherwise transfer all or any part of its interest or rights herein without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion, and any attempted assignment without Seller’s written consent shall be void, invalid and unenforceable. Notwithstanding the foregoing, however, Purchaser may assign and transfer all of its rights and obligations under this Agreement to one (1) or more wholly owned subsidiary(ies) thereof, or to an affiliate(s) thereof in which Purchaser is a sixty-seven percent (67%) or more equity owner thereof; provided, however, that Purchaser shall not be released of its obligations under this Agreement as a result of any such assignment. Any assignment as permitted in the preceding sentence shall be conditioned upon Purchaser delivering to Seller and Escrow Holder, within forty-eight (48) hours of any such assignment, Notice thereof, together with a copy of such assignee’s organizational and formation documents and instruments, a Certificate of Good Standing for such assignee, and copies of the resolutions of Purchaser and such assignee authorizing such assignment. As a further condition to any such permitted assignment, Purchaser shall cause its assignee to execute an assignment and assumption agreement of Purchaser’s obligations under this Agreement (in form and content reasonably and mutually acceptable), and such other documents and instruments as Escrow Holder may reasonably request. Purchaser may also designate a subsidiary to take title to the Land and the Land Rights at Closing by giving Notice to Seller no later than ten (10) days prior to the Closing Date.

12.6     IRS - Form 1099-S.  For purposes of complying with Section 6045 of the Internal Revenue Code of 1986, as amended, Escrow Holder shall be deemed the “person responsible for closing the transaction” and shall be responsible for obtaining the information necessary to file with the Internal Revenue Service Form 1099-S, “Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions.”

12.7     Successors and Assigns.  Subject to the provisions of Section 12.5 hereof, this Agreement shall be binding upon and inure to the benefit of the parties’ respective successors and permitted assigns.

12.8     Time is of the Essence.  Time is of the essence of this Agreement.

12.9     Entire Agreement.  This Agreement, and Exhibits and Schedules and other documents and instruments attached to or referenced herein, contain all representations and the entire understanding and agreement between the parties hereto with respect to the purchase and sale of the Land and the Land Rights, and all prior and contemporaneous understandings, letters of intent, agreements and representations, whether oral or written, are entirely superseded. In executing this Agreement, each of Seller and Purchaser expressly disclaim any reliance on any oral or written representations, warranties, comments, statements or assurances made by Seller, Purchaser, and any of their respective affiliates, and their respective agents, employees, representatives, attorneys or brokers, as an inducement or otherwise, to Purchaser’s and Seller’s respective execution hereof. No amendment of this Agreement shall be binding unless in writing and executed by the parties hereto.

12.10     Further Assurances.  Whenever and so often as requested by a party, the other party will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in such requesting party all rights, interests, powers, benefits privileges and advantages conferred or intended to be conferred upon it by this Agreement, or to effectuate the termination of this Agreement and cancellation of the Escrow (if otherwise permitted hereunder). The terms of this section shall survive the Close of Escrow and/or termination of this Agreement.

12.11         Waiver.  The failure or delay (without regard to the length of time of such failure or delay) by either party to enforce or insist on the strict performance of any covenant, term, obligation, provision, right, option or condition hereunder, or to pursue any action, claim or right arising from any breach, default, or non-performance of any term, obligation or provision of this Agreement, shall not constitute or be construed as a waiver or forgiveness of such covenant, term, obligation, provision, right, option, condition, breach, default or non-performance. To be binding upon and against a party, any waiver must (a) be in writing, (b) be delivered to the party in whose favor the waiver is made (in accordance with the provisions of Article XI hereof), and (c) identify and specify, in reasonable detail, the covenant, term, obligation, provision, right, option, condition, breach, default or non-performance being waived; any purported waiver not complying therewith shall not be effective or binding on the parties hereto. In addition, any previous waiver for the benefit of a party may not be relied upon or be enforced by such party’s successors and assigns, and shall not be binding on the waiving party. Under no circumstances shall a waiver by either party complying with the provisions hereof constitute or be construed as a continuing waiver of any subsequent failure, default, breach or non-performance of any covenant, term, obligation, provision, right, option or condition under this Agreement.

12.12         Headings.  The headings of this Agreement are for purposes of convenience only and shall not limit or define the meaning of the provisions of this Agreement.

12.13         Risk of Loss.

12.13.1         Risk of Loss.  Until the Closing Date, Seller shall bear the risk of loss should there be damage to any of the Improvements by fire or other casualty (collectively “Casualty”). If, prior to the Closing Date, the Land shall be damaged by any Casualty, Seller shall promptly deliver to Purchaser a Notice (“Casualty Notice”) of such event. Upon Purchaser’s receipt of a Casualty Notice, Seller and Purchaser shall meet promptly to estimate the cost to repair and restore the Land to its condition immediately preceding such event (the “Casualty Renovation Cost”). If the parties are unable to agree on the cost of restoration, the matter will be submitted to an engineer designated by Seller and an engineer designated by Purchaser, each licensed to practice in the state in which the Land is located, and the engineers shall resolve the dispute. Each party hereto shall bear the costs and expenses of its own engineer.

12.13.2     Material Loss.  If the Casualty Renovation Cost exceeds (i) fifteen percent (15%) of the Purchase Price in the event the Casualty is insured against, or (ii) ten percent (10%) of the Purchase Price in the event the Casualty is not insured against, either party hereto may, at its option, elect to terminate this Agreement by Notice to the other party within five (5) days after the date that the Casualty Renovation Cost is determined, in which case the Earnest Money Deposit shall be delivered to Purchaser, and neither party shall have any further rights or obligations hereunder, except for any continuing confidentially and indemnity obligations as provided in this Agreement. If both parties hereto fail to timely make its election to terminate this Agreement, then the Close of Escrow shall take place as provided herein without reduction of the Purchase Price, and Seller shall assign the insurance proceeds to Purchaser in the event the Casualty is insured against and credit the amount of the applicable insurance policy deductible to Purchaser or have the Purchase Price reduced by the Casualty Renovation Cost in the event the Casualty is not insured against.

12.13.3     Nonmaterial Loss.    If the Casualty Renovation Cost is (i) fifteen percent (15%) or less of the Purchase Price in the event the Casualty is insured against, or (ii) ten percent (10%) or less of the Purchase Price in the event the Casualty is not insured against, then, in any such event, neither party hereto shall have any right to terminate this Agreement, but the Closing shall take place as provided herein without reduction of the Purchase Price, and Seller shall assign the insurance proceeds to Purchaser in the event the Casualty is insured against and credit the amount of the applicable insurance policy deductible to Purchaser or have the Purchase Price reduced by the Casualty Renovation Cost in the event the Casualty is not insured against.

12.13.4     Eminent Domain.    If, prior to the Close of Escrow, (i) all or substantially all (or so much thereof so as to substantially and materially interfere with the operation of the Hotel) of the Land, (ii) any portion of the parking areas on the Land which results in there being insufficient parking for the operation of the Hotel as established by applicable governmental codes and regulations, or (iii) any access-way to the Land or any building with guest rooms is taken by condemnation or eminent domain, at the election of Purchaser this Agreement shall, upon the giving of Notice of such event or of the condemning authorities’ intention so to take the Land, terminate, and Purchaser shall receive a full and prompt refund of all sums deposited by them with Escrow Holder and/or Seller. If, prior to the Close of Escrow, less than all or substantially all of the Land shall be taken by condemnation or eminent domain, then, if any of the foregoing, in Purchaser’s reasonable opinion, materially impairs the value of the Land or any significant interest therein, then Purchaser shall have the option to (A) accept title to the Land subject to such taking, in which event at the Close of Escrow all of the proceeds of any award or payment made or to be made by reason of such taking shall be assigned by Seller to Purchaser, and any money theretofore received by Seller in connection with such taking shall be paid over to Purchaser, whereupon Purchaser shall pay the Purchase Price without abatement by reason of such taking, or (B) receive a full and prompt refund of all sums deposited by Purchaser with Escrow Holder and/or Seller. Seller shall not settle, agree to, or accept any award or payment in connection with a taking of less than all of the Land without obtaining Purchaser’s prior written consent in each case, which consent shall not be unreasonably withheld or delayed.

12.14     Construction of Agreement.    The parties hereto have negotiated this Agreement at length, and have had the opportunity to consult with, and be represented by, their own competent counsel. This Agreement is, therefore, deemed to have been jointly prepared. In determining the meaning of, or resolving any ambiguity with respect to, any word, phrase or provision of this Agreement, no uncertainty or ambiguity shall be construed or resolved against any party under any rule of construction, including the party primarily responsible for the drafting and preparation of this Agreement.

The words “herein,” “hereof,” “hereunder” and words of similar reference shall mean this Agreement. The words “this Agreement” include the exhibits, schedules addenda and any future written modifications, unless otherwise indicated by the context. All words in this Agreement shall be deemed to include any number or gender as the context or sense of the Agreement requires. The words “will,” “shall” and “must” in this Agreement indicate a mandatory obligation. The use of the words “include,” “includes” and “including” followed by one or more examples is intended to be illustrative and is not a limitation on the scope of the description or term for which the examples are provided. All dollar amounts set forth in this Agreement are stated in United States Dollars, unless otherwise specified. The words “day” and “days” refer to calendar days unless otherwise stated. The words “business day” refer to a day other than a Saturday, Sunday or legal holiday on which banking institutions are closed. The words “month” and “months” refer to calendar months unless otherwise stated. The words “year” and “years” refer to calendar years unless otherwise stated.

12.15  Tax Deferred Exchange.   Seller and Purchaser (the “Cooperating Party”) each agree to fully cooperate with the other (and any owner of such other party) (the “Exchangor”) (including cooperation with any Intermediary (as defined herein) selected by Exchangor) to structure the acquisition of the Land and the Land Rights as an exchange of property held for productive use in a trade or business or for investment within the meaning of Section 1031 of the Internal Revenue Code of 1986 (as amended), and upon request, Cooperating Party agrees to execute additional escrow instructions, documents, agreements or instruments to effect the exchange; provided, however, that Cooperating Party shall incur no additional costs or expenses in this transaction, or be required to acquire, accept or hold title to any property (other than the Land and the Land Rights), as a result of or in connection with any such exchange, unless because of Cooperating Party’s default hereunder or under any agreement executed by reason of this Section 12.15.

Exchangor agrees to indemnify, defend or hold Cooperating Party harmless from and against any and all additional costs, expenses, claims, demands, liabilities, losses, obligations, damages, recoveries, and deficiencies (such categories being collectively referred to herein as “Liabilities”) in excess of those Liabilities that Cooperating Party would otherwise have if the transaction contemplated in this Agreement closes as a sale transaction, and that Cooperating Party may incur or suffer, as a result of or in connection with (i) the structuring of the transaction contemplated in this Agreement as an exchange under Internal Revenue Code Section 1031 and/or (ii) the execution of any documents in connection with the exchange. Exchangor’s foregoing indemnity shall not indemnify Cooperating Party for any Liabilities arising as a result of or in connection with any default by Cooperating Party under this Agreement or any default by Cooperating Party under any of the documents or agreements entered into by Cooperating Party in connection with the exchange or for any gross negligence or willful misconduct on the part of Cooperating Party. Implementation of the exchange(s) contemplated in this Section 12.15 shall not be a condition to the Close of Escrow.

Exchangor, at its election, may substitute for any one or more of them, one or more persons or entities (“Intermediary”) as a party(ies) to the Escrow and this Agreement, in which event the Intermediary shall assume and perform the obligations of Exchangor under this Agreement (but without the release of liability of Exchangor for such performance), and

Cooperating Party agrees to accept the performance by Intermediary and shall tender its performance to Intermediary.

12.16     No Public Disclosure.  Purchaser shall make no public disclosure of the terms of this transaction without the prior written consent of Seller, which consent Seller shall provide via facsimile transmission or email within one (1) business day of Seller’s receipt of Purchaser’s written request if such disclosure is reasonably necessary to comply with the publicly traded company responsibilities of Purchaser or its parent or otherwise necessary to comply with applicable law. Seller shall make no public disclosure of the terms of this transaction without the prior written consent of purchaser, which consent Purchaser shall promptly provide if such disclosure is reasonably necessary for Seller to comply with applicable law.

12.17     Covenants, Representations and Warranties.  Except as otherwise set forth in this Agreement, all of the covenants, representations and agreements of Seller and Purchaser set forth in this Agreement shall survive the Close of Escrow, except that all representatives and warranties of Seller shall survive only for a period of six (6) months after the Close of Escrow. By proceeding with the closing of the sale transaction, Seller and Purchaser shall be deemed to have waived, and so covenant to waive, any claims of defaults or breaches by the other party existing on or as of the Close of Escrow whether under this Agreement and any other document or instrument executed by the other party in connection with this transaction, of which the waiving party was aware prior to the Close of Escrow for which the other party shall have no liability.

12.18     Confidentiality.    Other than as required or permitted by the terms of this Agreement, Purchaser shall not release or cause or permit to be released any press notices or releases or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms and conditions of the purchase and sale transaction for the Land, and nor shall Purchaser or its agents or representatives disclose, in any manner whatsoever, (a) the information provided to Purchaser by Seller or its representatives, or (b) any analyses, compilations, studies or other documents or records prepared by or on behalf of Purchaser, in connection with Purchaser’s due diligence investigation of the Land, without first obtaining the written consent of Seller (collectively, “Proprietary Information”). The foregoing shall not preclude Purchaser (i) from discussing the Proprietary Information with any person who is employed by Purchaser or who, on behalf of Purchaser, is actively and directly participating in the purchase and sale of the Land, including, without limitation, to Purchaser’s trustees, shareholders, partners, members, existing or prospective lenders, attorneys, accountants and other consultants and advisors, or (ii) from complying with all laws, rules, regulations and court orders, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements; provided, however, that if Purchaser is required by applicable law or legal process to disclose any Proprietary Information, Purchaser agrees to furnish only that portion of the Proprietary Information which Purchaser is legally compelled to disclose and to use its best efforts to obtain assurance that, if possible, confidential treatment will be accorded to the Proprietary Information. Purchaser shall inform its respective representatives of the confidential nature of the Proprietary Information and shall direct them to be bound by the terms of this section. In addition to any other remedies available to Seller, Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Purchaser in order to enforce the provisions of this section. The provisions of this section shall survive any termination of this Agreement.

Except as permitted pursuant to Section 4.3 hereof, Purchaser agrees not to contact, directly or indirectly, any employees of the Hotel (and any agents or employees thereof) prior to the Close of Escrow, and agrees to be liable for all of Seller’s damages in the event of any such contact by Purchaser or any of its agents or representatives.

12.19  Limitation on Liability.   In consideration of the benefits accruing hereunder, Seller and Purchaser agree that, in the event of any actual or alleged failure, breach or default of this Agreement by Seller or Purchaser:

(a)         The sole and exclusive remedy shall be against the defaulting party and its assets;

(b)         No owner of the defaulting party shall be sued or named as a party in any suit or action;

(c)         No service of process shall be made against any owner or employee of the defaulting party (except as may be necessary to secure jurisdiction of the defaulting party);

(d)         No owner or employee of the defaulting party shall be required to answer or otherwise plead to any service of process;

(e)         No judgment may be taken against any owner or employee of the defaulting party;

(f)         Any judgment taken against any owner or employee of the defaulting party may be vacated and set-aside at any time without hearing;

(g)         No claims shall be made against Tarsadia Hotels;

(h)         No writ of execution will ever be levied against the assets of any owner or employee of the defaulting party; and

(i)         These covenants and agreements are enforceable both by the defaulting party and also by any owner or employee of the defaulting party.

In addition to the foregoing, and notwithstanding any other term or provision of this Agreement to the contrary, except as to Seller’s fraud, and except for a default by Seller of its obligations under the first paragraph of Section 6.2.1 hereof, Seller shall have no liability for the breach of any representation, warranty, covenant, indemnity or other obligation expressly stated to survive the Close of Escrow (collectively, “Seller’s Post-Closing Obligations”), unless and until the aggregate amount of Purchaser’s out-of-pocket damages and third party expenses directly resulting from such breaches shall exceed, and then only to the extent the same exceeds, Fifty Thousand Dollars ($50,000). Furthermore, Seller’s aggregate liability under this Agreement (or otherwise) for the breach of any and all of Seller’s Post-Closing Obligations shall, in no event individually or in the aggregate, exceed three percent (3%) of the Purchase Price. In no event shall Seller have any liability for punitive damages, consequential damages, or damages for diminution-in-value, but shall only be liable for Purchaser’s actual out-of-pocket damages and third party expenses.

12.20   No Third-Party Beneficiaries.   Seller and Purchaser agree that there are no third parties who are intended to benefit from or who are entitled to rely on any of the provisions of this Agreement. No third party shall be entitled to assert any claims or to enforce any rights whatsoever pursuant to this Agreement. The covenants and agreements provided in this Agreement are solely for the benefit of Seller and Purchaser and their permitted successors and assigns respectively.

12.21   Facsimile Signatures.   The execution of this Agreement and all Notices given hereunder and all amendments hereto, may be effected by facsimile signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile signature may, by Notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile signature. Purchaser and Seller each intend to be bound by its respective facsimile transmitted signature, and is aware that the other party will rely thereon, and each party waives any defenses to the enforcement of the Agreement, and documents, and any Notices delivered by facsimile transmission.

12.22   Exclusivity.   From the date of the last to occur of (a) the mutual execution of this Agreement by Seller and Purchaser and (b) the deposit by Purchaser of the Initial Deposit into the Escrow, until the earlier of (i) the termination of this Agreement, (ii) the default by Purchaser hereunder and subsequent termination of this Agreement by Seller as a result thereof, (iii) the expiration of the Due Diligence Period, or (iv) the waver by Purchaser of the Due Diligence Period, Seller shall not list for sale the Land (but Seller may consider, negotiate and accept back-up offer for the sale of the Land). Upon the expiration or earlier waiver of the Due Diligence Period (provided that Purchaser has not otherwise terminated this Agreement and cancelled the Escrow), until the earlier of the Close of Escrow or the default by Purchaser hereunder and subsequent termination of this Agreement by Seller as a result thereof, Seller shall not market the Land for sale and shall not solicit or otherwise accept offer to purchase the Land.

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[Signatures on following page]

XIII.

EXECUTION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the 14 day of April, 2010.

SELLER:

535 GRAND AVENUE, LLC, a Delaware limited liability company

By:	/s/ Rosamma Devasia
Title:	Operating Manager

PURCHASER:

CHESAPEAKE LODGING,L.P. a Delaware limited partnership

BY:	Chesapeake Lodging Trust, a Maryland real estate investment trust, its General Partner

	By:	/s/ D. Rick Adams
	Name:	D. Rick Adams
	Title:	SVP – CIO

ESCROW HOLDER HEREBY ACKNOWLEDGES AND AGREES TO THE ESCROW INSTRUCTIONS SET FORTH IN THIS AGREEMENT.

LAWYERS TITLE INSURANCE COMPANY

BY:	/s/ Michele Mesh
Michele Mesh, Senior Commercial Escrow Officer

Dated:	April 14, 2010